Exhibit 5


                        December 4, 2000

Board of Directors
RightCHOICE Managed Care, Inc.
1831 Chestnut Street
St. Louis, MO  63103

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

      You have requested our opinion in connection with the registration of 1,358,500 shares of Common Stock of RightCHOICE Managed Care, Inc. (the "Company") under the RightCHOICE Managed Care, Inc. 1994 Equity Incentive Plan and the RightCHOICE Managed Care, Inc. Non-Employee Directors' Stock Option Plan (each, a "Plan").

      As counsel to the Company, we have participated in the preparation of its Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Registration Statement"), with respect to the Common Stock. We have examined and are familiar with the Company's Certificate of Incorporation, Bylaws, records of corporate proceedings, the Plans and such other documents and records as we have considered appropriate.

      Based upon the foregoing, we are of the opinion that the Common Stock has been duly and validly authorized and will, when issued as contemplated in the Plans, be legally issued, fully paid and non-assessable

      We consent to the use of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              LEWIS, RICE & FINGERSH, L.C.

                              /s/ Lewis, Rice & Fingersh, L.C.